UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐  Definitive Proxy Statement

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☐  Soliciting Material Pursuant to § 240.14a-12

VALIC COMPANY I

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AIG and Corebridge Separation Plan: Definitive Proxy Statement (DEF 14A) filing Answers to frequently asked questions (FAQs)

What’s happening?

American International Group, Inc. (AIG), the majority owner of Corebridge Financial, Inc. (Corebridge), has announced its intention to sell all of its interest in Corebridge over time following an initial public offering of Corebridge’s common stock (such divestment, the Separation Plan).

Proxy statement overview

Corebridge indirectly owns:

•	The Variable Annuity Life Insurance Company (VALIC), the investment adviser for each fund (Fund) of VALIC Company I (VC I) and
•	SunAmerica Asset Management, LLC (SunAmerica), the administrator to each Fund and subadviser for certain Funds.

It is anticipated that one or more of the transactions contemplated by the Separation Plan will be deemed to result in an “assignment” (as defined in the Investment Company Act of 1940, as amended) of the current investment advisory agreement between VALIC and VC I, on behalf of the Funds, and the current investment subadvisory agreements between VALIC and SunAmerica with respect to certain Funds. The agreements provide that they will automatically terminate in the event of their “assignment.” Accordingly, the proxy statement relates to separation-related Fund approvals (as well as other approvals not related to the Separation Plan) that will be needed upon Corebridge’s change in control, such as approvals of new agreements. The new agreements will take effect upon Corebridge’s change in control resulting from the Separation Plan.

Upcoming

With respect to the Separation Plan, the Board of Directors (the Board) of VC I invited shareholders of the Funds to a virtual joint special shareholder meeting that will take place on October 14, 2022 (special meeting). To ensure that VALIC and SunAmerica may continue to provide advisory and subadvisory services, respectively, to the Funds without interruption, shareholders will be asked to approve new investment advisory and subadvisory agreements, respectively, to take effect upon the automatic termination of an existing agreement in the event of an assignment resulting from a transaction contemplated by the Separation Plan. Shareholders are also being asked to vote on other proposals not related to the Separation Plan.

As a shareholder, you will have the opportunity to cast your vote(s) or provide your voting instructions:

•	Prior to the special meeting via web, phone or mail or
•	During the special meeting via web or phone.
-	You must register to attend the special meeting.

Overview of the proposals—FAQs

The following FAQs (as appearing in the proxy statement) provide an overview of the matters on which you are being asked to vote. For more detailed information, please also read the Definitive Proxy Statement and Fund prospectus supplement to each Fund’s current summary prospectus.

Why did you send me this Proxy Statement?

This Proxy Statement is being furnished to owners of a variable annuity or variable life insurance policy, contract or certificate (a “Contract”) (the “Contract Owners”) issued by The Variable Annuity Life Insurance Company (“VALIC”) or other affiliated life insurance company (together with VALIC, the “Life Companies” and each, a “Life Company”), having Contract values allocated to a subaccount of a separate account (“Separate Account”) invested in shares of one or more of the series (each, a “Fund” and collectively, the “Funds”) of VALIC Company I (the “Company”) as of the close of business on August 5, 2022 (the “Record Date”). Contract Owners have a beneficial interest in a Fund, but do not invest directly in or hold shares of the Fund. The Life Companies, as the shareholders of a Fund, have voting rights with respect to the Fund shares, but pass through those voting rights to Contract Owners. Accordingly, as a Contract Owner, you have the right to instruct your Life Company how to vote Fund shares attributable to your Contract, if your voting instructions are properly submitted and received prior to the joint special meeting (the “Special Meeting”) of the shareholders of each Fund to be held on Friday, October 14, 2022, at 10:00 a.m. Eastern Time. You may also submit your voting instructions at the Special Meeting.

The Proxy Statement is also being furnished to custodians/trustees of individual retirement accounts (each, an “IRA”) and plan fiduciaries of or participants in qualified employer-sponsored retirement plans (each, a “Plan”) as of the Record Date. Participants in a Plan and IRA owners may have the right to vote or give voting instructions depending on the terms of the Plan or IRA custodial or other agreement. VALIC will take direction from the applicable Plan or account trustee regarding who (e.g., the Plan or participants) has the right to vote or provide voting instructions prior to or at the Special Meeting.

The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting in person, but you will be able to view the Special Meeting live and provide your voting instructions or cast your vote(s), as applicable, by accessing an event link.

For convenience, we refer to Contract Owners, Plan participants and IRA owners collectively as “shareholders.” Additionally, any reference to Contract Owners owning “shares” of a Fund refers to owning accumulation units of the subaccount that invests in such Fund.

What is the purpose of the Special Meeting?

The Board of Directors of the Company (the “Board” and the members of which are referred to as “Directors”) has called the Special Meeting to request that you consider and vote on the following matters with respect to the Fund(s) in which you are invested:

1.	To elect ten (10) Directors to the Board of the Company;
2.

To approve a new investment advisory agreement between VALIC and the Company, on behalf of each of its Funds, and to approve any future investment advisory agreements between VALIC and the Company, each to take effect upon a Change of Control Event (as defined below) resulting from the Separation Plan (as defined below);

3.

To approve a new investment sub-advisory agreement between VALIC and SunAmerica Asset Management, LLC (“SunAmerica”) with respect to each of the Dynamic Allocation Fund, Growth Fund, International Equities Index Fund, Internationally Socially Responsible Fund, Mid Cap Index Fund, Nasdaq-100® Index Fund, Small Cap Index Fund, Stock Index Fund and U.S. Socially Responsible Fund (the “SunAmerica-Advised Funds”), and to approve any future investment sub-advisory agreements between VALIC and SunAmerica with respect to the SunAmerica-Advised Funds, each to take effect upon a Change of Control Event resulting from the Separation Plan;

4.

To approve a “manager-of-managers” arrangement that would permit VALIC to enter into and materially amend sub-advisory agreements with unaffiliated and affiliated sub-advisers on behalf of the Funds without obtaining shareholder approval;

5.	To approve the adoption, revision or elimination of the fundamental investment restrictions, as applicable, with respect to each Fund; and
6.	To approve a change to the Blue Chip Growth Fund’s sub-classification under the 1940 Act from “diversified” to “non-diversified.”

PROPOSAL 1: TO ELECT TEN (10) DIRECTORS TO THE BOARD

Who are the nominees to serve as Directors that shareholders are being asked to elect?

The nominees for the Board are Thomas J. Brown, Dr. Judith L. Craven, Cheryl Creuzot, Yvonne M. Curl, Darlene T. DeRemer, Dr. Timothy J. Ebner, Peter A. Harbeck, Eileen A. Kamerick, Eric S. Levy and Dr. John E. Maupin, Jr. Other than Cheryl Creuzot, Darlene T. DeRemer and Eileen A. Kamerick, all nominees currently serve as directors on the Board. If elected, each of Cheryl Creuzot, Darlene T. DeRemer and Eileen A. Kamerick would be a new director on the Board.

PROPOSAL 2: TO APPROVE NEW INVESTMENT ADVISORY AGREEMENTS BETWEEN VALIC AND THE COMPANY, ON BEHALF OF EACH OF ITS FUNDS

Why are shareholders being asked to approve new investment advisory agreements?

As required by the Investment Company Act of 1940, as amended (the “1940 Act”), the Company’s current investment advisory agreement with VALIC automatically terminates in the event of an assignment, which includes a direct or indirect transfer of a controlling block of the voting securities of VALIC. This provision effectively requires a Fund’s shareholders to vote on a new investment advisory agreement if VALIC experiences a transfer of a controlling block of its voting securities for purposes of the 1940 Act. Such transfer is often referred to as a “Change of Control Event.”

As described in more detail in the Proxy Statement, Corebridge Financial, Inc. (“Corebridge”) is a majority-owned subsidiary of American International Group, Inc. (“AIG”), a leading global insurance organization. AIG has announced its intention to sell all of its interest in Corebridge over time following an initial public offering of Corebridge’s common stock (such divestment, the “Separation Plan”). Corebridge indirectly wholly owns VALIC, and VALIC is the investment adviser for each Fund. On March 28, 2022, Corebridge filed a Registration Statement on Form S-1 (the “Form S-1”) with the Securities and Exchange Commission (the “SEC”) to register an initial public offering of its common stock. In connection with the offering described in the Form S-1, Corebridge and AIG entered into agreements to effectuate, through a series of steps, a contribution of substantially all of the entities that conduct AIG’s investment management operations, including VALIC, from AIG to Corebridge.

It is anticipated that one or more of the transactions contemplated by the Separation Plan could be deemed a Change of Control Event resulting in the automatic termination of VALIC’s existing investment advisory agreement (the “Current Advisory Agreement”) and sub-advisory agreements. Whether or not a particular transaction results in a Change of Control Event depends on the facts and circumstances of the transaction, and the law is not clear as to whether an assignment would ever occur in the implementation of the Separation Plan. AIG and Corebridge also anticipate that Corebridge’s initial public offering will not result in a Change of Control Event. In order to ensure that the existing investment advisory and sub-advisory services can continue uninterrupted, the Board has approved a new investment advisory agreement with VALIC, as well as new sub-advisory agreements with the existing sub-advisers to certain Funds, in connection with the Separation Plan. Shareholders are being asked to approve the new investment advisory agreement with VALIC, the Funds’ current investment adviser, (the “Proposed Agreement”), which would be effective after the first Change of Control Event resulting from the Separation Plan that occurs after shareholder approval. The agreement is described below. As part of Proposal 2, shareholders are also voting to approve any future advisory agreements with VALIC (the “Future Agreements” and together with the Proposed Agreement, the “New Advisory Agreements”) if there are subsequent Change of Control Events arising from completion of the Separation Plan that terminates the Proposed Agreement after the first Change of Control Event. Shareholder approval will be deemed to apply to Future Agreements only if: (1) no single person or group acting together gains “control” (as defined in the 1940 Act) of VALIC; (2) the Board approves each Future Agreement upon the relevant Change of Control Event; and (3) the Future Agreements would not be materially different from the Proposed Agreement that is described in this Proxy Statement. The Future Agreements would be deemed effective upon the closing of the subsequent transaction that constitutes a Change of Control Event. Shareholders are asked to vote on the approval of the Future Agreements as part of the same vote on the Proposed Agreement, which Proposed Agreement has been authorized and approved by the Board and which is described later in this

Proxy Statement. This is because the first Change of Control Event and subsequent Change of Control Events will be incremental related steps that are part of the same Separation Plan that would lead to the full divestiture of shares by AIG. Under the circumstances described above, seeking a single shareholder vote for the New Advisory Agreements will allow the Company to maintain the uninterrupted services of VALIC and the Company’s respective Funds’ sub-advisers (where applicable) without the need for additional shareholder approval and additional proxy statements, which would describe the same or substantially similar facts as this Proxy Statement.

The Separation Plan is not expected to result in any changes to the contractual investment advisory fees charged to the Funds, the portfolio management of any Fund, or the level, nature and quality of services provided by VALIC.

Will the proposed New Advisory Agreements change how the Funds are managed?

No. The Separation Plan is not expected to result in any changes to the management of the Funds. If shareholders approve the New Advisory Agreements in Proposal 2, the Funds’ portfolio managers are expected to continue to provide for the day-to-day management of the applicable Fund. In addition, the personnel responsible for the management operations of the Funds, including each Company officer, are not expected to change as a result of the Separation Plan. The Separation Plan will not result in any changes to the investment objectives, principal investment strategies, investment techniques and principal risks of the Funds.

Do the proposed New Advisory Agreements differ from the Current Advisory Agreement?

The material terms of the proposed New Advisory Agreements are substantially similar to those of the Current Advisory Agreement, except for new effective and termination dates, an updated list of Funds, the addition of language regarding VALIC’s payment due date and proration, and the addition of notices and counterparts provisions.

What happens if shareholders of a Fund do not approve the proposed New Advisory Agreements?

If the shareholders of a Fund do not approve the proposed New Advisory Agreements and no Change of Control Event occurs, VALIC would continue to serve as adviser to the Fund under the Current Advisory Agreement, and any existing sub-adviser would continue to be able to serve as sub-adviser under its current sub-advisory agreement.

If the shareholders of a Fund do not approve the proposed New Advisory Agreements and a Change of Control Event occurs, the Current Advisory Agreement and any current sub-advisory agreements would terminate and VALIC would not be able to continue to serve as adviser or enter into any sub-advisory agreement for the Fund to provide for continuity of service. Under these circumstances, the Board would need to consider appropriate action, which could include, among other things, allowing the Fund to operate under interim advisory and/or sub-advisory agreements with a duration of no more than 150 days, seeking approval of new investment advisory agreements and sub-advisory agreements, liquidation of a Fund, or reorganizing the Fund with and into another fund in the VALIC complex.

PROPOSAL 3: TO APPROVE NEW INVESTMENT SUB-ADVISORY AGREEMENTS BETWEEN VALIC AND SUNAMERICA WITH RESPECT TO THE SUNAMERICA-ADVISED FUNDS

Why are shareholders being asked to approve new investment sub-advisory agreements between VALIC and SunAmerica with respect to the SunAmerica-Advised Funds?

Currently, there are three investment sub-advisory agreements between VALIC and SunAmerica. They consist of: (1) the Investment Sub-Advisory Agreement between VALIC and SunAmerica, dated January 1, 2002, with respect to the Dynamic Allocation Fund (the “2002 Agreement”); (2) the Investment Sub-Advisory Agreement between VALIC and SunAmerica, dated March 26, 2010, with respect to the Mid Cap Index Fund, Nasdaq-100® Index Fund, Small Cap Index Fund and Stock Index Fund (the “2010 Agreement”); and (3) the Investment Sub-Advisory Agreement between VALIC and SunAmerica, dated June 16, 2014 (the “2014 Agreement”), with respect to the Growth Fund, International Equities Index Fund, Internationally Socially Responsible Fund and U.S. Socially Responsible Fund (the “Current SunAmerica Sub-Advisory Agreements”).

Pursuant to their terms, each of the Current SunAmerica Sub-Advisory Agreements will terminate upon the termination of the Current Advisory Agreement. In addition, as SunAmerica is indirectly wholly owned by Corebridge, each of the Current SunAmerica Sub-Advisory Agreements will terminate automatically as a result of its assignment due to the first Change of Control Event resulting from the Separation Plan.

As noted below, the Company and VALIC may rely on an exemptive order from the SEC that permits VALIC, subject to the approval of the Board, but without the need for shareholder approval, to enter into and materially amend sub-advisory agreements with unaffiliated sub-advisers (the “VALIC Order”). The VALIC Order does not permit VALIC to enter into sub-advisory agreements with a sub-adviser that is an affiliated person of VALIC or the Company without first obtaining shareholder approval. Since SunAmerica is an affiliate of VALIC and the Company, the Board is seeking your approval of a new investment sub-advisory agreement with respect to the SunAmerica-Advised Funds to ensure that the existing sub-advisory services can continue uninterrupted.

Rather than approve three separate new investment sub-advisory agreements between VALIC and SunAmerica, it is proposed that each of the Dynamic Allocation Fund, Mid Cap Index Fund, Nasdaq-100® Index Fund, Small Cap Index Fund and Stock Index Fund be added to the 2014 Agreement (the “New SunAmerica Sub-Advisory Agreement”) to reduce administrative complexity and regulatory burden.

As noted above, it is anticipated that one or more of the transactions contemplated by the Separation Plan could be deemed a Change of Control Event resulting in the automatic termination of the Current Advisory Agreement and sub-advisory agreements, including the Current SunAmerica Sub-Advisory Agreements, although Corebridge’s initial public offering is not anticipated to result in a Change of Control Event. Accordingly, shareholders are being asked to approve the New SunAmerica Sub-Advisory Agreement, which would be effective after the first Change of Control Event resulting from the Separation Plan that occurs after shareholder approval. As part of Proposal 3, shareholders are also voting to approve any future sub-advisory agreements between VALIC and SunAmerica (the “Future SunAmerica Sub-Advisory Agreements” and together with the New SunAmerica Sub-Advisory Agreement, the “New Sub-Advisory Agreements”) if there are subsequent Change of Control Events arising from completion of the Separation Plan that terminates the New SunAmerica Sub-Advisory Agreement after the first Change of Control Event.

Shareholder approval will be deemed to apply to Future SunAmerica Sub-Advisory Agreements only if: (1) no single person or group acting together gains “control” (as defined in the 1940 Act) of SunAmerica; (2) the Board approves each Future SunAmerica Sub-Advisory Agreement upon the relevant Change of Control Event; and (3) the Future SunAmerica Sub-Advisory Agreements would not be materially different from the New SunAmerica Sub-Advisory Agreement that is described in this Proxy Statement. The Future SunAmerica Sub-Advisory Agreements would be deemed effective upon the closing of the subsequent transaction that constitutes a Change of Control Event. Shareholders are asked to vote on the approval of the Future SunAmerica Sub-Advisory Agreements as part of the same vote on the New SunAmerica Sub-Advisory Agreement, which New SunAmerica Sub-Advisory Agreement has been authorized and approved by the Board and which is described later in this Proxy Statement. This is because the first Change of Control Event and subsequent Change of Control Events will be incremental related steps that are part of the same Separation Plan that would lead to the full divestiture of shares by AIG. Under the circumstances described above, seeking a single shareholder vote for the New Sub-Advisory Agreements will allow the SunAmerica-Advised Funds to maintain the uninterrupted services of SunAmerica without the need for additional shareholder approval and additional proxy statements, which would describe the same or substantially similar facts as this Proxy Statement.

The Separation Plan is not expected to result in any changes to the contractual investment sub-advisory fees charged to VALIC, the portfolio management of any SunAmerica-Advised Fund, or the level, nature and quality of services provided by SunAmerica.

Will the proposed New Sub-Advisory Agreements change how the SunAmerica-Advised Funds are managed?

No. The Separation Plan is not expected to result in any changes to the management of the Funds. If shareholders approve the New Sub-Advisory Agreements in Proposal 3, the Funds’ portfolio managers are expected to continue to provide for the day-to-day management of the Funds. The Separation Plan will not result in any changes to the investment objectives, principal investment strategies, investment techniques and principal risks of the Funds.

Do the proposed New Sub-Advisory Agreements differ from the Current SunAmerica Sub-Advisory Agreements?

As noted above, it is proposed that each of the Dynamic Allocation Fund, Mid Cap Index Fund, Nasdaq-100® Index Fund, Small Cap Index Fund and Stock Index Fund be added to the 2014 Agreement to reduce administrative complexity and regulatory burden. Each of the 2002 Agreement and the 2010 Agreement materially differ from the 2014 Agreement. In addition, certain enhancements have been made to the 2014 Agreement. The material changes to the Current SunAmerica Sub-Advisory Agreements are set forth in Proposal 3.

What happens if shareholders of the SunAmerica-Advised Funds do not approve the proposed New Sub-Advisory Agreements?

If the shareholders of a SunAmerica-Advised Fund do not approve the proposed New Sub-Advisory Agreements and no Change of Control Event occurs, SunAmerica would continue to serve as sub-adviser to the SunAmerica-Advised Funds under their respective Current SunAmerica Sub-Advisory Agreement.

If the shareholders of a SunAmerica-Advised Fund do not approve both the proposed New Sub-Advisory Agreements and Proposal 4 (discussed below) and a Change of Control Event occurs, their respective Current SunAmerica Sub-Advisory Agreement would terminate and SunAmerica would not be able to continue to serve as sub-adviser or enter into any sub-advisory agreement for a SunAmerica-Advised Fund to provide for continuity of service. Under these circumstances, the Board will consider what further actions to take, if any, including hiring other sub-advisers for the SunAmerica-Advised Funds.

If the shareholders of a SunAmerica-Advised Fund do not approve the proposed New Sub-Advisory Agreements but do approve Proposal 4, the Board may consider approving the proposed New Sub- Advisory Agreements without shareholder approval and SunAmerica would continue to serve as sub-adviser to the SunAmerica-Advised Funds under the New Sub-Advisory Agreements.

PROPOSAL 4: TO APPROVE A “MANAGER-OF-MANAGERS” ARRANGEMENT THAT WOULD PERMIT VALIC TO ENTER INTO AND MATERIALLY AMEND SUB-ADVISORY AGREEMENTS WITH UNAFFILIATED AND AFFILIATED SUB-ADVISERS ON BEHALF OF THE FUNDS WITHOUT OBTAINING SHAREHOLDER APPROVAL

How would the new “manager-of-managers” arrangement benefit the Funds and their shareholders?

The Company and VALIC rely on an exemptive order from the SEC that permits VALIC, subject to the approval of the Board, but without the need for shareholder approval, to enter into and materially amend sub-advisory agreements with unaffiliated sub-advisers (the “VALIC Order”). This is commonly referred to as a “manager-of-managers” structure. In addition to the VALIC Order, VALIC, as a control affiliate of SunAmerica, and the Funds may also rely on an exemptive order that SunAmerica and certain other registrants received from the SEC on December 3, 1996 (the “SunAmerica Order”), subject to shareholder approval. Similar to the VALIC Order, the SunAmerica Order permits SunAmerica to enter into or materially amend sub-advisory agreements with unaffiliated sub-advisers without obtaining shareholder approval. Unlike the VALIC Order, however, the SunAmerica Order also permits registrants to disclose the advisory fees paid by a fund to the adviser and the sub-advisory fees paid by the adviser to a sub-adviser on an aggregate basis, rather than disclosing the amounts paid to each individually (“aggregate fee disclosure”).

As described in more detail in the Proxy Statement, VALIC and the Company, on behalf of each of the Funds, are seeking shareholder approval to rely on the SunAmerica Order and to modify the existing manager-of-managers structure under the SunAmerica Order to permit VALIC, subject to the approval of the Board, but without the need for shareholder approval, to enter into and materially amend sub-advisory agreements with unaffiliated and affiliated sub-advisers in reliance on SEC no-action relief requiring compliance with the terms of an exemptive order obtained by Carillon Tower Advisers, Inc., et al., Investment Company Release Nos. 33464 (May 2, 2019) (notice) and 33494 (May 29, 2019) (order). The Board believes that reliance on the SunAmerica Order is in the best interests of each Fund and its shareholders because it will permit the Funds to utilize aggregate fee disclosure and will reduce regulatory burden and operational and compliance complexity. The Board also believes that allowing VALIC to enter into and materially amend sub-advisory agreements with both unaffiliated and affiliated sub-advisers without incurring the expenses or delays associated with obtaining prior shareholder approval is in the best interests of each Fund and its shareholders and will allow the Fund to operate more efficiently.

PROPOSAL 5: TO APPROVE THE ADOPTION, REVISION OR ELIMINATION OF THE FUNDAMENTAL INVESTMENT RESTRICTIONS, AS APPLICABLE, WITH RESPECT TO EACH FUND

Why are shareholders of each Fund being asked to approve the adoption, revision or elimination of certain fundamental investment restrictions for their Fund(s)?

Each Fund has adopted certain investment policies that cannot be changed without shareholder approval. The Board has proposed that these restrictions be standardized, to the extent practicable, to simplify compliance monitoring and to provide additional flexibility for the Funds. Also, the Board has determined that certain existing restrictions should be removed or revised due to the development of new practices or changes in applicable law. In addition, the Board has determined that certain Funds should adopt certain investment restrictions that are required by the 1940 Act to be fundamental. To the extent the Funds engage in new investment practices, the Funds may be subject to additional risks. VALIC has advised the Board that, except for a change to the Blue Chip Growth Fund’s sub-classification from “diversified” to “non-diversified” described in Proposal 6 below, the proposed additions and revisions to, and removal of, fundamental investment restrictions are not expected to materially affect the manner in which a Fund’s investment program is being conducted at this time. Before a material change is made in a Fund’s investment practices in response to the revised restrictions, the Board will be consulted and the Fund’s prospectus or statement of additional information will be revised to disclose the change and, as applicable, any additional risks.

Why are shareholders of certain Funds being asked to remove the fundamental investment restriction regarding diversification for their Fund(s)?

The 1940 Act requires every mutual fund to state whether it is diversified (meaning that it is subject to certain restrictions that limit the percentage of the fund’s assets that may be invested in a single issuer) or non-diversified, and requires any change from diversified to non-diversified status to be approved in advance by fund shareholders. In addition, funds (including the Funds) are subject to diversification tests under the Internal Revenue Code of 1986, as amended, that limit investments in a single issuer or small number of issuers. The Funds currently comply with both the 1940 Act and the Internal Revenue Service requirements. However, the 1940 Act does not require that investment policies on diversification be fundamental policies.

PROPOSAL 6: TO APPROVE A CHANGE TO THE BLUE CHIP GROWTH FUND’S SUB-CLASSIFICATION UNDER THE 1940 ACT FROM “DIVERSIFIED” TO “NON-DIVERSIFIED”

Why are shareholders of the Blue Chip Growth Fund being asked to approve a change to the Fund’s sub-classification from “diversified” to “non-diversified”?

The Blue Chip Growth Fund is currently sub-classified as a “diversified” fund for purposes of Section 5(b)(1) of the 1940 Act. As a diversified fund, the Blue Chip Growth Fund is generally limited as to the amount it may invest in any single issuer. The Board has approved a change to the Blue Chip Growth Fund’s sub-classification under the 1940 Act to a “non-diversified” company. This change is subject to the approval of shareholders of the Blue Chip Growth Fund.

Changing the Blue Chip Growth Fund’s status to non-diversified would provide the Fund’s investment adviser and sub-advisers with enhanced flexibility to invest a greater portion of the Fund’s assets in one or more issuers. Given the weightings of the largest holdings in the Blue Chip Growth Fund’s benchmark and the appreciation of the Fund’s largest holdings, the portfolio managers of the Fund believe that it is important to have this additional flexibility, and that they will be better able to execute the Fund’s investment strategy and other policies with this additional flexibility. For example, due to the limitations imposed on a diversified fund’s investments in any one issuer, the Blue Chip Growth Fund may be prevented from adding to its positions in certain stocks that the portfolio managers might view favorably. Shareholders may benefit from the flexibility afforded to non-diversified funds to place additional investments in certain issuers. If the proposal is approved for the Blue Chip Growth Fund, the Fund, as a non-diversified fund, may be more susceptible to adverse developments affecting any single issuer held in its portfolio, and may be more susceptible to greater losses because of these developments.

VOTING PROCEDURES

How does the Board recommend that shareholders vote?

The Board recommends that shareholders vote “FOR” each proposal that applies to their Fund(s).

The Board believes that approval of each proposal is in the best interests of the Company and Funds, as well as being in the best interests of shareholders.

Who is eligible to vote?

Shareholders directly or indirectly invested in shares of a Fund as of the close of business on Friday, August 5, 2022, are eligible to vote or instruct their Life Company as to how to vote their shares.

Shares of certain Funds are held by other Funds that are operated as “funds-of-funds” under the 1940 Act. The Funds that are “funds-of-funds” do not pass through the voting rights with respect to their underlying Funds through to the contract holders that own their shares. Those Funds will vote their shares of the underlying Funds according to their own proxy voting policies.

How do I vote my shares?

You can vote by completing the enclosed proxy card, providing voting instructions using the enclosed voting instruction card or by participating virtually at the Special Meeting, or as described below.

You can authorize a proxy to vote your shares by (1) using the telephone or Internet as described on your proxy card or voting instruction card, or (2) completing and signing the enclosed proxy card or voting instruction card and mailing it in the enclosed postage-paid envelope, or you can vote during the Special Meeting by following the instructions that will be available on the Special Meeting website during the Special Meeting.

The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting in person, but you will be able to view the Special Meeting live and cast your vote(s) or provide voting instructions by accessing a unique event link that will be provided to you prior to the Special Meeting. To register to attend the virtual meeting, you should go to www.proxydocs.com/VALIC and follow the instructions to register for the Special Meeting. You will need to provide your control number located on your proxy card/voting instruction card, your full name, and your email address. Requests for registration must be received no later than 4:00 p.m., Eastern Time, on Thursday, October 13, 2022. Upon completion of the registration process, you will receive a confirmation of your registration via email. On the day of the Special Meeting, you will receive an email with your unique Special Meeting attendance link. Further instructions to access the Special Meeting and to vote your shares, if you have not already done so, will be included in the email.

For shareholders who own shares through a Contract, no matter how large or small your holdings may be, your vote counts, since the Life Companies will vote Fund shares in the same proportions as the instructions received from all Contract Owners with assets invested in the Fund. Shares for which the Life Companies receive no timely voting instructions from a Contract Owner will be voted by the Life Companies as for, against, or abstain, in the same proportion as the shares for which voting instructions were received from Contract Owners, even if only a small number of Contract Owners provide voting instructions. The effect of proportional voting is that if a large number of Contract Owners fail to give voting instructions, a small number of Contract Owners may determine the outcome of the vote.

Whom do I contact if I have questions?

If you have questions regarding a proposal, please feel free to call our proxy solicitor, Donnelley Financial Solutions, at 1-888-305-4154 between the hours of 5:00 a.m. and 5:00 p.m. Pacific Time or 8:00 a.m. and 8:00 p.m. Eastern Time, Monday through Friday.

Fund prospectus supplement and Definitive Proxy Statement filings

You can access the filings via the links below:

•	Fund prospectus supplement to each Fund’s current summary prospectus dated August 3, 2022
•	Definitive Proxy Statement dated August 17, 2022

Investors should carefully consider the investment objectives, risks, fees, charges and expenses before investing. This and other important information is contained in the prospectus, which can be obtained from your financial professional or at www.aig.com/retirementservices. You can also request a copy by calling 1-800-428-2542. Read the prospectuses carefully before investing.

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This material is general in nature, was developed for educational use only, and is not intended to provide financial, legal, fiduciary, accounting or tax advice, nor is it intended to make any recommendations. Applicable laws and regulations are complex and subject to change. Please consult with your financial professional regarding your situation. For legal, accounting or tax advice consult the appropriate professional.

Investing involves risk, including the possible loss of principal. Investment values will fluctuate and there is no assurance that the objective of any fund will be achieved. Mutual fund shares are redeemable at the then-current net asset value, which may be more or less than their original cost.

Annuities are issued by The Variable Annuity Life Insurance Company (VALIC), Houston, TX. Variable annuities are distributed by its affiliate, AIG Capital Services, Inc. (ACS), member FINRA.

Securities and investment advisory services offered through VALIC Financial Advisors, Inc. (VFA), member FINRA, SIPC and an SEC-registered investment adviser.

AIG Retirement Services represents The Variable Annuity Life Insurance Company (VALIC) and its subsidiaries, VALIC Financial Advisors, Inc. (VFA) and VALIC Retirement Services Company (VRSCO). All are members of American International Group, Inc. (AIG).

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